As filed with the Securities and Exchange Commission on December 29, 2011

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-126749)

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-109489)

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-111632)

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-114706)

POST-EFFECTIVE AMENDMENT NO. 6 (No. 333-119162)

TO

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

American Tower Corporation

(Exact name of registrant as specified in its charter)

Delaware	65-0723837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(617) 375-7500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edmund DiSanto, Esq.

Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

(617) 375-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sandra L. Flow, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006-1470

Tel: (212) 225-2000

Fax: (212) 225-3999

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE/DEREGISTRATION OF UNREGISTERED SECURITIES

The Registrant is filing these Post-Effective Amendments No. 1 to the following Registration Statements on Form S-3 (“Registration Statements”), which have been previously filed with the Securities and Exchange Commission:

i.	(No. 333-126749) originally covering 11,389,012 shares of Class A common stock issuable upon exercise of 808,000 warrants;

ii.	(No. 333-109489) originally covering 17,179,680 shares of Class A common stock issuable upon conversion of $210,000,000 principal amount of 3.25% Convertible Notes due August 1, 2010;

iii.	(No. 333-111632) for debt securities, preferred stock, depositary shares, Class A common stock, warrants, stock purchase contracts and equity units and subscription rights;

iv.	(No. 333-114706) originally covering 3,578,212 shares of Class A common stock; and

v.	(No. 333-119162) originally covering 16,829,273 shares of Class A common stock issuable upon the conversion of $345,000,000 principal amount of 3.00% convertible notes due August 15, 2012.

In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that have not been sold at the termination of the offering, the Registrant hereby amends the Registration Statements to deregister any remaining securities registered and unsold under the Registration Statements. The securities are being removed from registration because the securities are no longer being offered or sold pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 29th day of December, 2011.

AMERICAN TOWER CORPORATION

By:	/s/ EDMUND DISANTO
Edmund DiSanto Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments have been signed by the following persons in the capacities and on the dates indicated. This document may be executed in counterparts that when so executed shall constitute one registration statement, notwithstanding that all of the undersigned are not signatories to the original of the same counterpart.

Signatures	Title	Date

/S/ JAMES D. TAICLET, JR. (James D. Taiclet, Jr.)	Chairman, President and Chief Executive Officer (Principal Executive Officer)	December 29, 2011

/S/ THOMAS A. BARTLETT (Thomas A. Bartlett)	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 29, 2011

/S/ ROBERT J. MEYER, JR. (Robert J. Meyer, Jr.)	Senior Vice President, Finance and Corporate Controller (Principal Accounting Officer)	December 29, 2011

/S/ RAYMOND P. DOLAN (Raymond P. Dolan)	Director	December 29, 2011

/S/ RONALD M. DYKES (Ronald M. Dykes)	Director	December 29, 2011

/S/ CAROLYN F. KATZ (Carolyn F. Katz)	Director	December 29, 2011

/S/ GUSTAVO LARA CANTU (Gustavo Lara Cantu)	Director	December 29, 2011

/S/ JOANN A. REED (Joann A. Reed)	Director	December 29, 2011

/S/ PAMELA D. A. REEVE (Pamela D. A. Reeve)	Director	December 29, 2011

/S/ DAVID E. SHARBUTT (David E. Sharbutt)	Director	December 29, 2011

/S/ SAMME L. THOMPSON (Samme L. Thompson)	Director	December 29, 2011